As filed with the Securities and Exchange Commission on August 6, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HOME BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Arkansas	71-0682831
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

719 Harkrider, Suite 100, Conway, Arkansas	72032
(Address of registrant’s principal executive offices)	(Zip Code)

HOME BANCSHARES, INC. AMENDED AND RESTATED

2006 STOCK OPTION AND PERFORMANCE INCENTIVE PLAN

(Full title of the plan)

Brian S. Davis

Chief Financial Officer

Home BancShares, Inc.

719 Harkrider Street, Suite 100

Conway, Arkansas 72032

Telephone: (501) 328-4770

(Name, address and telephone number,

including area code, of agent for service)

Copy to:

Courtney C. Crouch, III

Mitchell, Williams, Selig, Gates &

Woodyard, P.L.L.C.

425 West Capitol Avenue, Suite 1800

Little Rock, Arkansas 72201

Telephone: (501) 688-8822

Facsimile: (501) 918-7822

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “accelerated filer,” “large accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.01 per share	2,000,000	$23.46	$46,920,000	$5,842

(1)

Pursuant to Rule 416, this registration statement is deemed to include additional shares of Common Stock issuable under the terms of the Amended and Restated 2006 Stock Option and Performance Incentive Plan to prevent dilution resulting from any further stock split, stock dividend or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act of 1933, as amended, to be equal to $23.46 per share, the average of the high and low prices of the Common Stock as reported on The NASDAQ Global Select Market on August 2, 2018.

Home BancShares, Inc. (the “registrant” or the “Company”) has previously registered a total of 11,288,000 shares (adjusted for prior stock dividends and prior stock splits) of its common stock, par value $0.01 per share (“Common Stock”), reserved for issuance under its Amended and Restated 2006 Stock Option and Performance Incentive Plan (the “Plan”). On April 19, 2018, the shareholders of the Company approved an amendment to the Plan to increase the total number of shares of Common Stock that may be issued under the Plan to 13,288,000 shares. This Registration Statement is being filed pursuant to General Instruction E to Form S-8 to register the additional 2,000,000 shares issuable under the Plan. The Company hereby incorporates by reference into this Registration Statement the contents of the registration statements on Form S-8 (File Nos. 333-136645, 333-148763, 333-188591 and 333-211116) filed on August 15, 2006, January 18, 2008, May 14, 2013, and May 4, 2016, respectively.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We hereby incorporate by reference into this registration statement the following documents previously filed with the Commission:

(1)    Our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Commission on February 27, 2018.

(2)    Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the Commission on May 7, 2018 and August 6, 2018, respectively.

(3)     Our Current Reports on Form 8-K filed with the Commission on April 20, 2018 and July 2, 2018 (as amended on July 6, 2018), in each case except to the extent furnished but not filed.

(4)    The description of our Common Stock contained in our Registration Statement on Form 10, filed with the Commission on April 7, 2006, under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any portions of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K, including exhibits related thereto) prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 5. Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of our Common Stock offered hereby will be passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of August 2, 2018, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 6,268 shares of our Common Stock.

Item 8. Exhibits.

Exhibit Number		Description

4.1	—	Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.2	—	Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.3	—	Second Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.3 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.4	—	Third Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.4 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.5	—	Fourth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, filed on August 8, 2007)

4.6	—	Fifth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form S-3 (File No. 333-157165))

4.7	—	Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, filed with the Secretary of State of the State of Arkansas on January 14, 2009 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on January 21, 2009)

4.8	—	Seventh Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 19, 2013)

4.9	—	Eighth Amendment to the Restated Articles of Incorporation of Home BancShares, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on April 22, 2016)

4.10	—	Restated Bylaws of Home BancShares, Inc. (incorporated by reference to Exhibit 3.5 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

4.11	—	Specimen Stock Certificate representing Home BancShares, Inc. Common Stock (incorporated by reference to Exhibit 4.6 to the Company’s registration statement on Form S-1 (File No. 333-132427), as amended)

5.1	—	Opinion of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C.

15.1	—	Awareness Letter of BKD, LLP regarding unaudited interim financial information

23.1	—	Consent of BKD, LLP

23.2	—	Consent of Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. (included in Exhibit 5.1)

24.1	—	Power of Attorney (on signature page)

99.1	—	Amended and Restated 2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc., as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 30, 2012)

99.2	—	Amendment to Amended and Restated 2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc., as amended (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, filed on August 6, 2015)

99.3	—	Amendment to Amended and Restated 2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc., as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 22, 2016)

99.4	—	Amendment to Amended and Restated 2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc., as amended (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on April 20, 2018)

99.5	—	Amendment to Amended and Restated 2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc., as amended (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 7, 2018)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing this registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conway, State of Arkansas, on August 6, 2018.

HOME BANCSHARES, INC.

By:	/s/ Brian S. Davis
Brian S. Davis
Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Brian S. Davis and Jennifer C. Floyd, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John W. Allison John W. Allison	Chairman of the Board of Directors	August 6, 2018

/s/ C. Randall Sims C. Randall Sims	Chief Executive Officer, President and Director (Principal Executive Officer)	August 6, 2018

/s/ Brian S. Davis Brian S. Davis	Chief Financial Officer, Treasurer and Director (Principal Financial Officer)	August 6, 2018

/s/ Jennifer C. Floyd Jennifer C. Floyd	Chief Accounting Officer (Principal Accounting Officer)	August 6, 2018

/s/ Milburn Adams Milburn Adams	Director	August 6, 2018

/s/ Robert H. Adcock, Jr. Robert H. Adcock, Jr.	Vice Chairman of the Board of Directors	August 6, 2018

/s/ Richard H. Ashley Richard H. Ashley	Director	August 6, 2018

/s/ Mike D. Beebe Mike D. Beebe	Director	August 6, 2018

/s/ Jack E. Engelkes Jack E. Engelkes	Director	August 6, 2018

/s/ Tracy M. French Tracy M. French	Director	August 6, 2018

/s/ Karen E. Garrett Karen E. Garrett	Director	August 6, 2018

/s/ James G. Hinkle James G. Hinkle	Director	August 6, 2018

/s/ Alex R. Lieblong Alex R. Lieblong	Director	August 6, 2018

/s/ Thomas J. Longe Thomas J. Longe	Director	August 6, 2018

/s/ Jim Rankin, Jr. Jim Rankin, Jr.	Director	August 6, 2018